Exhibit 99.1

TRIMERIS, INCORPORATED

3Q 2004 Financial Results Conference Call

October 21, 2004

Operator:	Good evening and welcome to the Trimeris Third Quarter 2004 Earnings conference call. This conference call may contain projections, estimates, and other forward-looking statements that involve a number of risks and uncertainties including those discussed in Trimeris filings with the Securities & Exchange Commission.

Among the factors that could cause actual results to differ materially are the following. There is uncertainty regarding the success of our research and development activities, regulatory authorizations, and product commercialization.

The results of our previous clinical trials are not necessary indicative of future clinical trials. And our drug candidates are based upon novel technology, are difficult and expensive to manufacture, and may cause unexpected side effects.

For a complete description of these risks see Trimeris Form 10-K filed with the Securities & Exchange Commission on March 12, 2004, and its periodic reports filed with the SEC. Actual manufacturing and commercialization results may differ from previous results and current projection.

While the information presented during this call represents management’s current judgment on the future direction of the company’s business certain risks and uncertainties could cause actual operating results to differ materially from any future performance suggested herein.

Trimeris undertakes no obligation to update these forward-looking statements to reflect events or circumstances arising after the date hereof.

I would now like to turn the call over to Dr. Dani Bolognesi. Doctor you may begin.

Dani Bolognesi:	Thanks for joining us this evening for our third quarter 2004 earnings conference call. We welcome those of you participating by phone as well as those of you listening over the Internet. Notice of this call was included with the press release issued this afternoon and on October 5, 2004.

Exhibit 99.1

It is my pleasure to introduce the new Chief Executive Officer of Trimeris, Steve Skolsky. At the beginning of the year I approached our Board of Directors with a proposition—that our company had reached a crossroads wherein the skill sets that were so effective at bringing our revolutionary drug to market were not sufficient to fulfill its promise in the market place.

On this basis the decision was made to search for a skilled commercial veteran who could build upon our solid foundation in product development and help ensure the achievement of our full potential as a corporation.

It’s our great fortune that we were able to attract a world class executive with the experience and leadership skills who is so ideally suited for the task. Steve brings 25 years of U.S. and international commercial and clinical development experience to his role as Chief Executive Officer.

He joins Trimeris from GlaxoSmithKline where he most recently managed product strategy and worldwide clinical development for the GSK portfolio as Senior Vice President Global Commercial Strategy.

His previous leadership as Vice President of Sales and Marketing of the HIV Oncology Division at Glaxo Wellcome firmly grounded his expertise in HIV where he oversaw the launch of some of the most successful AIDS drugs—3TC and Combivir.

As I have I am sure that you will be able to already sense the strong impact that he will have on Trimeris from his interactions with you tonight. I would now like to turn the call over to Steve.

Steve Skolsky:	Thank you Dani. At the outset I’d like to acknowledge the substantial personal support and leadership that Dani has provided during the early stages of my transition.

The Trimeris Board of Directors and I have a very clear vision of the role that Dani will continue to play in the company. We’re already seeing the positive manifestations of that vision.

Exhibit 99.1

He’s exercising an active engagement and leadership of the R&D organization while also playing a very prominent role in the interaction with our thought leaders in the scientific and medical communities.

I have no doubt that this redoubled effort and focus will yield benefits to our organization and to the broader dissemination of the unique value composition that Fuzeon represents to patients and their caregivers who are desperately seeking valuable new treatment options.

Regarding the company the first few weeks of my transition have validated my initial assessment of the tremendous asset base that Trimeris possesses in terms of people, technology, and overall know-how. Our core is strong.

Looking forward I want to see our unwavering attention directed to the following priorities. Strategic focus—consolidating resources where we can have the greatest impact with particular attention to our customers’ needs.

Execution—excellence in all that we do while ensuring tactical planning which clearly supports the strategy. Alignment—the need for both Roche and Trimeris to have internal resources aligned to that strategy.

And lastly urgency—addressing unique opportunities and implementation in an expeditious manner. This I believe will help to sharpen our efforts and deliver a more tangible return on our valuable investment of people and our financial resources.

My first few weeks on the job I have spent a considerable amount of time in the field meeting with our customers now over two dozen treaters and health care professionals. I’ve also met with the sales and marketing team and senior executives at Roche. This has provided me with a good appreciation of the issues that we’re encountering in the field and here are some of my early impressions.

First of all in Fuzeon we have a technology platform and first in class innovation that has the potential to elevate the standard of care in an evidenced approach to the successful management of HIV patients.

The nearly universal awareness within our target audience of the product profile and the strong message penetration regarding the outstanding support of clinical and safety data I believe are harbingers of continued growth in the market.

Exhibit 99.1

In supporting Fuzeon our efforts must be directed to programs that are most critical to the continued expansion of usage and that address the obvious barrier to rapid and sustained market penetration particularly due to its mode of delivery.

Establishing a value proposition for the earlier usage of Fuzeon and highlighting the hazards of delay provide the compelling message of clinical benefit that clearly outweighs the risk associated with subcutaneous injection.

In the mid- to long-term a focus on improving the product profiles through targeted enhances is essential to overcoming the objection to needle injection as well as the dosing frequency.

Secondly, in terms of our people our human resources and internal capability of Trimeris are vast for a company of this size. I’ve encountered an extremely knowledgeable, energetic, committed, and resilient workforce which I believe augers well for the ability of the organization to tackle the reality of the market place and to effectively deal with organizational change.

Internally, we need to explore how to best leverage our unique scientific expertise particularly in viral entry, peptide chemistry, and protein-protein interactions that ultimately led to the discovery of Fuzeon, adding the complementary business development capabilities that can help to identify and pursue opportunities to acquire technology as well as assets to build a more robust portfolio.

And lastly, our partners at Roche who dedicated substantial resources and expertise throughout the development and approval of Fuzeon continue to be a committed and collaborative partner in the manufacturing, sales and marketing arenas.

The collaboration with Roche has been a successful model for how large pharma can work effectively with a biotech company. Strong relationships that we possess with our Roche counterparts and the pre-existing relationship that I have with senior members of the Roche team provides a firm platform on trust on which we can continue to build upon.

I would now like to introduce those members of the Trimeris team with me on the call. Dani Bolognesi, Chief Science Officer—who you just heard from; Bob Bonczek, Chief Financial Officer, Walter Capone, Vice President of Commercial Operations; and Barney Koszalka, Executive Vice President of Scientific Operations; Tim Creech, Vice President of Finance, and lastly Andrew Graham, Director of Finance.

Exhibit 99.1

During the course of this call I will address our commercial, our research and development, and financial operations for the third quarter of 2004.

On the commercial front, the third quarter of 2004 was one of progress for Fuzeon in the U.S., as well as the rest of the world. After adjusting for the second quarter pipeline fill, third quarter units shipped grew at double digit levels in North America—the fifth consecutive quarter of such growth since our launch in early 2003. Similar growth was seen in the E.U. and other markets during the quarter. We believe these results reflect continued expansion in the use of Fuzeon as more clinicians prescribe the drug with greater frequency.

My assessment of the current situation we face with Fuzeon is the following. The mode of administrating the drug that is chronic twice daily subcutaneous injection with the potential for injection site reactions is a huge barrier to broader use.

Secondly, regardless of the analysis conducted Fuzeon consistently demonstrates excellent and durable efficacy in precisely the patients with whom clinicians have the most difficulty—those that are failing on drugs from either two or all three of the oral HIV drug classes.

And thirdly, with appropriate support programs patients who take Fuzeon can achieve comparable rates of adherency and persistency on therapy as those in our own controlled clinical trials. Therefore I am very optimistic about our ability to extend the uptake and use of Fuzeon in the future.

The primary strategies we are pursuing in order to accelerate Fuzeon adoption are to move use of Fuzeon into earlier stage patients, assist clinicians in more readily identifying appropriate patients for Fuzeon, and to provide integrated support programs that facilitate easier initiation of therapy as well as greater persistency over time.

Let me provide some detail with respect to our progress and planning aligned to these three strategies.

Exhibit 99.1

Firstly, let me address the earlier use of Fuzeon. To drive the earlier use of Fuzeon we are increasing the focus of our promotional medical education programs on the optimal results patients can achieve with Fuzeon by using it earlier rather than later in treatment.

At the World AIDS Congress in July, we showed that patients who received Fuzeon containing regimens from the outset of the study achieved more than double the viral load reduction and nearly 50% greater immunologic response compared to patients on the best available regimes who “switched” to Fuzeon after virologic failure.

The consequences for patients who delay the initiation of treatment with Fuzeon reinforces the clinical imperative of using Fuzeon before the activity of other HIV drugs is lost. We also showed the unprecedented durability of response with Fuzeon.

After two years of treatment more than half the patients that started on Fuzeon regimens were still on therapy deriving virologic and/or immunologic benefits. Other studies—to provide some context—of extensively treatment experienced patients have rarely exceeded 48 weeks and usually with only a minority of patients remaining on therapy.

This sets Fuzeon based regimens apart from all other therapies, providing confidence to both physicians and patients that Fuzeon will not only work where other regimens do not, but also that patients can adhere to an inject able and oral regimen for extended periods of time.

We will work with our Roche partners to effectively convey and leverage this important information over the next several months to support the earlier use of Fuzeon.

Next—patient identification. Secondly, in order to facilitate greater and appropriate patient identification for Fuzeon we will build upon the case based approach that we’ve taken in our continuing medical education efforts—roundtables, Grand rounds local and regional symposia, as well as peer- to- peer education programs, in order to illustrate actual situations faced by clinicians and how Fuzeon can help them address them.

One way we will do this is to incorporate data presented at the Infectious Disease Society of America Meeting last month, highlighting Fuzeon’s ability to offset the efficacy gaps of boosted protease inhibitors when used in treatment experienced patients. The data showed treatment-experienced patients who received Fuzeon with an active boosted PI regimen were twice as likely to achieve undetectable levels of HIV—that is less than 400 copies per ml – or at least one long reduction of HIV viral load compared to those receiving an active boosted PI regimen without Fuzeon.

Exhibit 99.1

This information applies to a significant number of patients who have failed a second antiretroviral regimen and commonly received boosted PIs, but are unlikely to achieve adequate viral suppression.

Use of Fuzeon combined with either currently approved, actively boosted PIs or other investigational drugs in development, can lead to similar and good results in these types of patients.

Lastly, support programs—starting and staying on a twice daily injectable drug is certainly a new concept for most HIV patients and can be a challenge for both the patient as well as their doctors.

A number of well designed integrated and accessible support programs are needed to assist patients upon Fuzeon initiation over time. One such program that involved visiting nurses is now operating nationwide and has enrolled several hundred patients. And while it is too early to assess or compile metrics on the effectiveness of this program, the preliminary information we have collected is encouraging. These nurses have assisted patients in staying on therapy when they would have otherwise discontinued.

Additionally patients initiating therapy with nursing assistance report low rates of ISRs—that is injection site reactions—as well as high rates of adherence. At the same time, we have successfully expanded other support initiatives including the number of patient support or empowerment groups that are facilitated through local AIDS service organizations.

The potential effectiveness of these groups is exemplified by Positive Connection Group based in Newark, New Jersey, whose Fuzeon empowerment group reports a 93% of therapy adherence and continuation at the six month time point for its clients compared to clients who are not regular group members. We will continue to build on such models of success and extend these types of programs as we progress into 2005.

Looking ahead to the next several months are many initiatives that will further support our three core strategies and will expand on the programs I just described.

Exhibit 99.1

The recently announced full approval of Fuzeon based on long term 48-week data will assist our medical education efforts on all levels. This approval affords the use of the full complement of the TORO data and other clinical data in physician, as well as patient, promotion. In addition, promotional programs can be implemented much more quickly and efficiently thanks to the comparatively streamlined regulatory review process that follows with full approval.

At the upcoming ICAAC conference in Washington D.C. later this month, new data on Fuzeon highlighting the consequences of delaying therapy initiation, clinical response in the early stages of therapy, and results from a short-term study evaluating once-a-day versus twice-a-day dosing will be presented.

In addition, a major CME symposium entitled, “New and Investigational Anti-HIV Agents Switching Strategies and Durability” will take place at ICAAC. This symposium will highlight new investigational agents, the optimal use of Fuzeon, and the potential role of Tipanavir in treatment strategies that optimize benefits for treatment experienced patients.

Information from ICAAC as well as other data will be disseminated following the conference through CME as well as other medical education related programs.

To augment our promotional focus on the improved efficacy and durability Fuzeon can deliver when combined with other HIV drugs, we continually evaluate opportunities to facilitate Fuzeon use with drugs still in clinical development. The opportunity to initiate Fuzeon simultaneously with a new active investigational agent offers the potential for significant and sustained clinical benefits for treatment-experienced patients.

As part of these opportunities we’d also like to extend important services including at-home nursing care, as well as adherence and persistency support for these new Fuzeon patients. Patients enrolling in a Tipanavir early access program in the U.S. for example could benefit from this type of program when the early access program is initiated.

While clinician and patient support programs are designed to assist in therapy initiation and persistence, our technical and clinical development efforts are focused on improving the ease and tolerability of the administration of Fuzeon.

Exhibit 99.1

We hope to present preliminary data on a new needle-free injection system at an upcoming meeting in December. A separate study focusing on quality-of-life measures is also evaluating whether patient experience with a new thin-wall needle may ameliorate the occurrence of injection site reactions.

A class and toxicity sparing clinical trial with Fuzeon containing regimen is also open and continues to enroll in the United States.

We are continuing with the exploratory clinical trial that compares once versus twice daily dosing with the current formulation and our work on the formulation development that would support one injection once-a-day. We hope to have data from each of these trials in the second half of 2005 or early in 2006.

With respect to our development pipeline, I would like to briefly update you on the progress of our next generation peptide program. Our intention to identify the next generation fusion inhibitor can then rapidly move towards first time in man studies requires an optimized virological and pharmacokinetic profile, as well as a sustained-release formulation for that peptide.

We had hoped to be in position to accomplish all of this by the year’s end. And while we have met our objectives of potency, durability, and pharmacokinetics with a number of peptide candidates we are still exploring options for an appropriate sustained-release formulation.

In January of ’05 we expect to select a peptide with an optimized profile for large scale synthesis and advanced formulation studies. During the next year we intend to complete this work and initiate tox studies. With these components in hand, we’ll be in a position to progress to our first time in man studies. In the coming quarters we’ll keep you updated on the status and the timelines of this program.

Turning now to our financial results, I’ll start with a brief summary of our financial results as discussed in the recent press release. For the third quarter of 2004 we reported a loss of $8.3 million or a 38 cent loss per share compared with a loss of $16.6 million or 77 cent loss per share in the third quarter of ’03. Cash and investments totaled $58.9 million at September 30, 2004.

Exhibit 99.1

As we stated during our Q2 ’04 earnings call, we expanded our distribution channel and as a result we’ve had incremental sales for pipeline fill during the second quarter of ’04 estimated both by Trimeris and Roche at $4.5 million which is equivalent to 3,000 kits.

This pipeline fill is included in the net sales for the U.S. and Canada in the second quarter of 2004. From management’s perspective we feel that a better measure of our organic growth from quarter to quarter is to review our results excluding this pipeline fill from the second quarter. Total sales of Fuzeon in the U.S. and Canada grew 6% from $19.9 million in the second quarter to $21.1 million in the third quarter, excluding the second quarter pipeline fill of $4.5 million. On a kit basis, total U.S. and Canada unit sales of Fuzeon grew 11% from approximately 13,200 kits in the second quarter to approximately 14,600 kits in the third quarter excluding the second quarter pipeline fill of 3,000 kits.

The difference in our dollar sales growth and the unit sales growth is related to the gross-to-net sales adjustments, and although we see fluctuations in our sales adjustments on a quarter to quarter basis our average sales adjustments in 2003 and through the first nine months of ’04 was approximately 12%, well within our guidance range of 10% to 15%. Net sales outside the U.S. and Canada grew 9% from $12.1 million during the second quarter to $13.1 million during the third quarter.

Excluding the pipeline fill during the second quarter, we estimate that the underlying worldwide demand for Fuzeon expressed as a percentage of dollar sales grew by approximately 7% in the third quarter of 2004 over second quarter.

For the nine month period ended September 30, including pipeline fill in the second quarter, net sales of Fuzeon in the U.S. and Canada grew from $15.1 million in 2003 to $61.5 million during the same period in 2004. Net sales outside the U.S. and Canada grew from $3.5 million in ’03 to $33.9 million during the same period in 2003.

Included in the financial statements for three months ended September 30, ’04 is approximately $900,000, representing Trimeris’ share of net non-recurring items associated with manufacturing variances, offset by the net reversal of a reserve for an expected inventory write off. As disclosed in our Q2 conference call for 2004, we believe that all other non-recurring charges related to manufacturing will be less than $3 million in total, including the amount expensed in Q3.

Exhibit 99.1

As we disclosed in our Q2 ’04 call, we included in our financial statement our share of the non-recurring items incurred prior to the end of the second quarter.

To satisfy all amounts due to Roche through the end of Q2 2004, we agreed in principle to pay Roche capital contributions for the Boulder facility and certain prior period manufacturing variances. In October, we paid Roche approximately $8.4 million satisfying all amounts owed.

As a result of the Fuzeon operations during the third quarter, we have booked a net receivable for Roche in the amount of $4.5 million. We are expecting to receive a check for this amount by the end of the year offsetting, in part, the $8.4 million I mentioned earlier.

At this stage of the year we can refine previously issued guidance. Total research and development expense should range from $22 to $25 million and total general and administrative expense, excluding sales and marketing expense related to Fuzeon, is expected to range from $11 to $13 million.

Interest income is expected to range from $1 to $1.5 million and milestone revenue for 2004 is expected to be approximately $2.1 million.

In conclusion, we have achieved good progress and momentum with Fuzeon through the third quarter of 2004 as evidenced by the continued growth in revenue and kit volume year-to-date.

We could not have achieved these results without continuous dedicated efforts of our partners at Roche. All the elements necessary for continued growth and a successful venture are present—a clearly defined market, an innovative technology with an established clinical benefit, a clear strategy to address unmet needs, a motivated and committed team, and a collaborative partnership.

With a laser-like focus, exquisite execution, and a sense of renewed energy and urgency, I’m confident that we can create a very successful enterprise.

I’d like now to turn the call over to questions as time permits.

Exhibit 99.1

Operator:	At this time if you would like to ask a question please press star then the number 1 on your telephone key pad. To withdraw your question you may press star then the number 2. We’ll pause for just a moment to compile the Q&A roster.

Your first question comes from Meg Malloy with Goldman Sachs. Ma’am your line is open.

Meg Malloy:	Sorry about that. Thanks a lot. Just a couple of quick questions. Number one—at ICAAC did you say that you would have data on the once a day formulation?

Steve Skolsky:	Some preliminary data?

Meg Malloy:	Yes.

Steve Skolsky:	We’ll be following that up with Phase II trial. We’ll probably have data on that as we get towards the end of 2005 or early 2006.

Meg Malloy:	There would be Phase I data at ICAAC this year?

Steve Skolsky:	It’s only a pilot trial.

Meg Malloy:	Okay. And secondly Tipanavir—when do you expect early access to begin and how—what kind of pent up demand do you sense there might be for Tipanavir?

Steve Skolsky:	A couple things—I don’t have the most recent date issued by BI in regards to when they expect the EAP to be opened up to the public but one thing has come clear—loud and true in terms of the interactions that I’ve had with physicians over the last few weeks. The paucity of new agents that are available is driving obviously a lot of interest in any new agent that becomes available.

As you look at Tipanavir, and maybe TMC114, I think you see that there are very few agents that are going to hit the market place before 2006 and 2007. Consequently with the recent IAF guidelines, and other approaches which clearly state the need to include two active agents together when changing therapies, there’s a lot of interest in looking for two active agents as they look at changing regimens out from their current patients.

Meg Malloy:	I was wondering—could you clarify or put perspective on how relevant the long term data is? I mean, you started to allude to the fact that most patients who are advanced patients wouldn’t have a sustained response at 48 weeks, let alone two years, but I’m wondering if you could put that in better perspective for us.

Exhibit 99.1

Steve Skolsky:	Yes, maybe a couple of things. One is when you put this into context of other studies as an available long term, you know, in my experience over the past 10 years you see very, very, few long-term studies that are showing, not only this kind of virological and immunological response, but we do not see the continuation of patients to the degree that we’ve seen.

If you parcel out the 48 week data from the 96 week data it’s clear. On the surface the numbers perhaps don’t look remarkable, but when you compare them to other clinical trials it is in fact remarkable.

At 48 weeks you’re seeing close to 75% of the patients still in therapy. And at 96 weeks you’re seeing close to 50% and you combine that with, really, a 50% increase in their overall immunologic response and twice the reduction in viral load even after two years, that’s impressive.

Meg Malloy:	And if I may just one more for Bob Bonczek. Given the fact that your contribution this year to the Roche joint venture will be around $10 million plus whatever amount of amortized expense would exist for the amount that would have otherwise been owed when would you expect the collaboration line to turn positive? I mean, is that something that you could see in the fourth quarter?

Steve Skolsky:	I think it’s very difficult for us to speculate or provide guidance in regards to when this is going to turn positive. Obviously...

Meg Malloy:	No, I’m not talking about the joint venture being profitable. I’m talking about your line being positive because you have a restricted $10 million contribution—actual cash out payment for 2004.

Bob Bonczek:	Yeah, Meg, I think you’re right. It could happen in Q4. It might happen in Q1. Tim do you want to comment further on that?

Tim Creech:	Yeah, it depends on the non-recurring items too.

Bob Bonczek:	Right. Which we can get into later for you.

Exhibit 99.1

Steve Skolsky:	And Meg back to one of your earlier questions, I would like to clarify your question around the QD pilot trial.

Meg Malloy:	Right.

Steve Skolsky:	Just to make sure there’s a clear understanding. This is delivering the same formulation with two injections once-a-day as opposed to doing once-a-day with the new formulation.

Meg Malloy:	Right. Okay. Thanks a lot.

Steve Skolsky:	Yeah.

Operator:	Your next question comes from Sharon Seiler with Punk Ziegel & Company.

Sharon Seiler:	Hi. Actually two questions. Could you first of all comment further on the follow-on product? I mean, do I understand from your remarks that you have a peptide that you’re pleased with but you’re still looking for the delivery technology to optimize that? Is that correct?

Steve Skolsky:	Yeah, I think coming from a pharma—small molecule background, this has been—it’s a different environment. And when you look at the complexities associated with peptide development, it points to rather quickly why you might see some potential delays or why it takes longer to get to a certain point certainly in terms of first time in man.

Not only do you have to choose a peptide that is appropriate, we also have to choose one that has the appropriate pharmacokinetic profile. And then marrying that up against a unique sustained-released formulation is what makes this much more difficult for one primary reason.

We’ve set a very high hurdle rate as it associates with the dosing frequency for any new formulation as we target even close to once a week, clearly we have to have a much more well thought out well defined strategy for what will sustained release formulation be, long before you would see a similar approach with a small molecule.

And hence, getting all those elements to come together at the same time is introducing a new level of complexity you wouldn’t see with other programs. I don’t know if Dani would like to comment further.

Exhibit 99.1

Dani Bolognesi:	Let me just provide you with some metrics of what this means. We’ve been able to increase the potency of the peptides compared to T20 on the order of 20 to 30 fold.

Number two, we’ve enhanced their resistance profile significantly in terms of the number of mutations that it takes for the virus to escape these, at least in cell culture.

We’ve also improved the half-life of these peptides on the order of three to four-fold. So just on that basis alone all of these factors should reduce the challenge of the type of formulation that we would have to eventually choose to get us to the goal line.

Our goal line right now is once a week but we will be evaluating the progress of this work as we move through the next couple of months.

Sharon Seiler:	Okay. And a second question if I may. I think that you mentioned in your scripted remarks the building up of a business development—building up the business development group within Trimeris. And are you actively looking to license other compounds? I mean, when you think of business development, what have you in mind?

Steve Skolsky:	Yeah, I think it would be fairly safe—because it’s pretty simple from the standpoint of being new to the organization and assessing its overall capabilities.

When you’re looking at a company that has one product on the market place and it has a core technology with which they’re trying to leverage, the source of growing your pipeline comes from two areas—home grown, within your own R&D, or you pursue it elsewhere. And that’s certainly an option we’re going to have to give some consideration to going forward.

Sharon Seiler:	Thank you.

Operator:	Your next question comes from Steven Harr with Morgan Stanley.

Steven Harr:	Yeah good evening guys. A couple of quick questions. First of all I guess I’m a little confused about what is new and what you’ve talked about Steve, you know, re-launching this drug or accelerating the growth.

And as I look at the loss that you reported from JV, you had lower revenue but a lower loss, which suggests to me that there’s less sales and marketing spend going on not more.

Exhibit 99.1

Steve Skolsky:	Yeah your question is really two-fold. I’ll take the latter part and that’s around the loss. Because of the putting on the hold of 1249 in our development, as well as the cap that we have on our marketing spend, that is the reason you see a change in the loss year on year. That’s fairly dramatic. Secondly, as it relates to new programs, I would hark back to some of my earlier comments.

One of the issues that I want to draw much attention to is there’s a range of programs that are currently being undertaken both in the sales and marketing support standpoint. I don’t know which of those programs quite honestly is going to have the greatest benefit.

And that’s what I mean by the focus and the execution. It’s not just a matter of introducing new programs and adding them just from a numerical standpoint. But I want to make sure that we have the most effective, most efficient programs that are delivering the best effect to the market place. And that is something that we have yet to see.

But having said that, I’ve made mention of the early access program. I made mention of new data that we’re working on. I made mention of new 3B4 studies that are being launched that provide ample opportunity to leverage even further with our customers.

Steven Harr:	And then two other questions. The royalty rate was down from previous—is that a trend that we should see going forward? It’s now below 10% (unintelligible) and also IMS prescription growth has been a relative decent predictor of where your scripts are going and basically it’s been in plateau for the last three months. Is that consistent with the month-over-month trends that you guys are seeing in actual end user sales?

Steve Skolsky:	Yeah, I can’t comment on the 10% because it should’ve been consistent. And I don’t know why we’re seeing an alteration of that.

Bob Bonczek:	I can help with that a little bit. And that’s—there’s a distribution cost that gets backed out that just takes it down just a bit.

Steven Harr:	Is that a long term trend then?

Bob Bonczek:	It’s a cost that’s going to be consistent. There’s more than one tier of royalty in here depending upon what the sales are so that could change that way as well.

Steven Harr:	And the second question just in terms of month over month demand.

Exhibit 99.1

Steve Skolsky:	And in regards to IMS, I mean, hopefully I’ve highlighted why we’re focusing on measuring our organic growth for the units because of the changes that you see in any quarter with sales adjustments. And that clearly is up. And if we take another look at our units with our last two quarters to the previous six months then it’s to up with even 65%.

IMS, yeah it’s delayed a bit. It doesn’t include all of our customer segments to the degree that we like to see. But that quarter-on-quarter is showing a 9.3% increase.

Steven Harr:	But it’s been flat now for four straight months so I guess my question is are you seeing the number of units being bought, forget the quarter over quarter, but was September more than August, August more than July, or if you had the same plateau over the last several months that IMS has shown?

Steve Skolsky:	Yeah what our unit growth is showing is it’s still growing as I mentioned with 11% not at the rate that we saw in previous quarters. So the question is where we are—where are we on the curve?

And I’d also point out what other things were going on during the summer months. I can’t speak to that specifically but if you just use Europe as an example and exclude the U.S. Clearly, as we got into the month of August, France, Italy, and Spain showed a dramatic downturn in overall sales as a result of the August vacation months.

I don’t want to attribute everything to that one factor but clearly as we go on through other quarters we’re going to continue to monitor that trend.

Steven Harr:	Yeah I’m going to ask the question one more time and I guess hopefully I’ll get it clearer this time in how I ask it but, is IMS the same thing that you’re seeing on the quarterly—quarter over quarter growth rates within a couple percent?

But the month over month growth rates have been flat to down now for four consecutive months—June versus July, July versus August, August versus September. Are you seeing the similar thing in your shipments or don’t you have that kind of granularity for us today?

Steve Skolsky:	This would probably be the best thing I could offer right now, Steve, in regards to how we’re viewing units. If you take a look at the average weekly unit from the beginning of the year in terms of our year to date average it’d run 1,062 units. And now in the past few weeks if we do that on a rolling quarter basis we’re seeing units of up over 1,356. That has been a relatively steady solid growth during the course of the whole year. I don’t have any more specific data beyond that in terms of our own unit growth. Or directly correlated to the IMS data.

Exhibit 99.1

Operator:	At this time if you have question please press star 1 on your telephone key pad. Your next question comes from Rachel McMinn with Piper Jaffray.

Rachel McMinn:	Yeah, I guess I wanted to follow up on one—on Steve’s question just a little bit more globally. Why are you seeing demand falling in the third quarter? I guess in the second quarter you’re saying that you saw greater than 20% growth in the number of kits that less—half of that in the third quarter.

Are there particular seasonal effects? And I guess I’m asking specifically the U.S. that you can point to or is it something else particularly in light of the fact that the nursing programs actually started in June.

Steve Skolsky:	Yes. Well two things. One thing to address your question around the growth. Careful not to look at dollars because of the pipeline fill on the quarter 2 versus quarter 3.

Rachel McMinn:	Oh, I mean excluding the pipeline fill.

Steve Skolsky:	And excluding that, you do see changes from quarter to quarter as you mentioned. In regards to your question around seasonality, not only in Europe but we’ve also seen in our own sales now several years running, not just with this product but other products, the downturn towards a couple of times of the year. One is late summer and the other one is around the Christmas month.

Rachel McMinn:	So you think that the lower growth in the third quarter was due to the late summer?

Steve Skolsky:	I think that is one of many factors that contribute to that.

Rachel McMinn:	And what are some of the other factors?

Steve Skolsky:	I think you also have to take a look at a range of things—from the number of vacancies you might have in your territories is another contributor to that.

Exhibit 99.1

Rachel McMinn:	What does that mean—vacancy in territories—sales people going on vacation? or

Steve Skolsky:	Could be a range of vacations, members of actual open territories as a result of people that have left the company or a range of issues that lead to attrition. One of many factors that might contribute to that.

Rachel McMinn:	Has your sales force been eroding or was there particular significant erosion in the third quarter versus the second quarter?

Steve Skolsky:	Not that I’m aware of. No.

Rachel McMinn:	Okay. The other question I have is in regards to the QD versus BID the abstract that’s listed at ICAAC doesn’t look amazingly promising. It looks like they’re actually lower—I guess lower virologic reductions with the QD version and also two patients that experienced virologic failure by day 14.

I’m curious why you’re so confident that you’re going to be progressing onto a Phase II study given that pilot study at least pointed out in the abstract.

Dani Bolognesi:	Yeah this is Dani. We’re aware obviously of that. We looked at the data from two perspectives. Number one is the size of the pilot study. Number two is the fact that this is really short-term data that we’re looking at right now.

We made the decision that there was enough information there to lead us to go forward with the Phase II study which is much larger study that could iron out the differences that we’re seeing now.

Rachel McMinn:	Okay. And I guess one other question in terms of the nursing support program. You mentioned that the dropout rate in patients on Fuzeon was about 25% in the second quarter. Are you seeing any improvement in that dropout rate?

Steve Skolsky:	We really don’t have an active metric to be able to measure that. A lot of that was anecdotal as I recall from earlier quarters about what the dropout rate was. And again, just kind of put that into context. If you cover, obviously, other general practice large therapeutic areas—let’s say hypertension as an example—obviously new patients initiated on therapy are showing pretty dramatic dropout rates particularly when they are showing signs of being asymptomatic. So 25% isn’t huge from that standpoint.

Exhibit 99.1

But the early returns we’re getting now that we have a fully operational nationwide program is that the several hundred patients who have actively engaged in the nursing support program, that 100% of them are actively engaged after their first month of therapy, which I think is a very strong sign that there’s positive effects yet to be felt from the nursing support.

Rachel McMinn:	Okay. And then just one housekeeping question. Why is the ex-U.S. sales number $12.1 million in Q2 when you had previously stated it was $11.1 million and same with the first quarter? It seems like the actual reports resulted—presented before are slightly different. Is there some sort of change that we should be aware of?

Steve Skolsky:	Yeah, and again it’s what was referred to earlier with our 8% distribution.

Rachel McMinn:	I’m sorry. Could you clarify?

Steve Skolsky:	Eight percent distribution fee. And that’s why you’re seeing a differential in the numbers.

Rachel McMinn:	Oh so this is just something that’s been retroactively applied to the numbers?

Steve Skolsky:	No. This is actual versus our net.

Rachel McMinn:	Oh I see. Okay. Okay. Thank you very much.

Operator:	At this time there are no further questions. I’m sorry. We do now have a follow up question from Meg Malloy with Goldman Sachs.

Steve Skolsky:	Yes Meg?

Meg Malloy:	Yes. I’m sorry. I don’t understand what you just said with respect to the different number for June reported this time versus last quarter. What do you mean 8% net?

Tim Creech:	The number that we previously disclosed was basically what we got royalties paid on. The number—the 12.1 is the full number that Roche would recognize. In other words it’s similar to the gross to net adjustment that we have in the U.S.

Meg Malloy:	Okay. So this 13.1 is that the actual number or what you guys are getting paid on?

Exhibit 99.1

Andrew Graham:	Meg this is Andrew Graham. That’s the actual number that Roche would record.

Meg Malloy:	Okay.

Andrew Graham:	The number that we get royalties on, you’d have to deduct an 8% distribution off of that.

Meg Malloy:	Okay. Thank you.

Operator:	At this time there are no further questions. Please proceed with your presentation or any closing remarks.

Steve Skolsky:	Thanks very much for all your interest and I look forward to meeting you all in person where it’s possible. And again thanks for you time in participating in this call.

Operator:	This concludes today conference call. You may disconnect at this time.

END